SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

          Filed by the Registrant / /
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          Check the appropriate box:

          / / Preliminary Proxy Statement

          / / Confidential, for Use of the Commission Only
              (as permitted by Rule 14a-6(e)(2))

          / / Definitive Proxy Statement

          /X/ Definitive Additional Materials

          / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                 CONRAIL INC.

               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                         NORFOLK SOUTHERN CORPORATION

     (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

          Payment of Filing Fee (Check the appropriate box):

          /X/ No fee required.

          / / Fee computed on table below per Exchange Act Rules
              14a-6(i)(1) and 0-11.

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              transaction applies:

          (2) Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          (4) Proposed maximum aggregate value of transaction:

          (5) Total fee paid:

          / / Fee paid previously with preliminary materials.

          / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:

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          (4) Date Filed:



          [NEWSPAPER AD]

          TO ALL CONRAIL CONSTITUENCIES:

          PROTECT YOUR INTERESTS.
          SUPPORT NORFOLK SOUTHERN'S
          SUPERIOR $115 PER SHARE
          ALL CASH OFFER.

          Join those who are demanding that the Conrail Board secure the superior benefits of the Norfolk Southern offer for all constituencies.

          GREATER VALUE FOR SHAREHOLDERS

          Norfolk Southern's $115 all-cash, all-shares offer - with prompt payment through use of a voting trust - is worth 18%(1) more than CSX's current deal. And it does not subject you to the substantial equity risk presented by receiving part of your payment in CSX stock, which has already declined 16%(1) since the CSX offer for Conrail was announced.

          BETTER FOR CONRAIL EMPLOYEES

          A merger between CSX and Conrail would eliminate competitive rail service in 64 cities, and Conrail's Hollidaysburg and Altoona shops are within 70 miles of CSX's facilities at Cumberland, Maryland. Redundancies like these could add up to lost jobs. A Norfolk Southern/Conrail system would have substantially less overlap.

               In addition, CSX was recently named again as having one of the nation's 50 largest underfunded pensions.(2) With a Norfolk Southern/Conrail combination, Conrail employees would become part of one of the most financially sound and safest major railroads in America.

          A MORE COMPETITIVE ENVIRONMENT FOR SHIPPERS

          A CSX/Conrail combination would eliminate competitive service in major markets, such as Philadelphia, Baltimore, Youngstown and Pittsburgh. A Norfolk Southern/Conrail combination will provide balanced competition by creating a strong rail alternative to compete with CSX.

          A STRONGER COMMITMENT TO THE ECONOMIES OF PHILADELPHIA
          AND PENNSYLVANIA

          Norfolk Southern is committed to maintaining a major operating presence in Philadelphia and has announced plans for a multimodal rail-highway facility at the Philadelphia Navy Base. We are committed to continuing to operate Conrail's Hollidaysburg Car Shop and its Juaniata Locomotive Shop in Altoona, and will seek to promote employment at both locations. What has CSX promised?

          PROTECT YOUR INTERESTS. SHAREHOLDERS SHOULD VOTE NOW
          AGAINST CONRAIL'S PROPOSALS. OTHERS SHOULD MAKE THEIR
          VOICES HEARD.

          [GRAPHIC: CHECKMARK IN BOX ABOVE THE WORDS "VOTE
          AGAINST"]

          CONRAIL SHAREHOLDERS
          Protect the value of your shares. Vote now on Norfolk Southern's GOLD proxy card AGAINST Conrail's proposals to "opt out" of Pennsylvania's Fair Value Statute and to adjourn the special meeting scheduled for January 17. Be sure Norfolk Southern receives your proxy before January 17.

          CONRAIL ESOP PARTICIPANTS
          Your vote is especially important since each vote represents several votes. Use your GREEN instruction card to confidentially instruct your Trustee to vote
          AGAINST Conrail's proposals. Be sure the trustee receives your instruction card by January 15.

          [NORFOLK SOUTHERN LOGO]

          Important: If you have any questions, please call our solicitor, Georgeson & Company Inc. toll free at 800-223-2064. Banks and brokers call 212-440-9800.

          (1) Based on the closing price of CSX common stock on January 6, 1997. (2) Pension Benefit Guaranty Corporation:
          News Release 97-09, 12/12/96.

          January 8, 1997


          [PRESS RELEASE]
          FOR IMMEDIATE RELEASE
          January 8, 1997

          Media Contact:  Robert Fort
          (757) 629-2710

          NORFOLK, VA -- Norfolk Southern Corporation (NYSE:NSC) today announced that it is extending its previously announced tender offer for shares of Conrail. The tender offer has been extended through 12:00 midnight, New York City time, on Friday, January 24, 1997. Norfolk Southern continues to offer $115 cash per share for all shares of Conrail. According to the depositary for the Norfolk Southern tender offer, approximately 2,568,000 Conrail shares had been tendered and not withdrawn pursuant to Norfolk Southern's offer as of the afternoon of January 7.

               Norfolk Southern also said that it has received signed commitment letters from banks in amounts more than sufficient to fund its current offer. Accordingly, the financing condition of the Norfolk Southern offer has been satisfied.

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